                                                                     EXHIBIT 3.1

                                                                       ZK 005129
485 Feb. 13/97

OFFICIALLY RECORDED PROCEEDING NUMBER: (485)

FOUR HUNDRED EIGHTY-FIVE

In the city of Cali, capital of the administrative district of Valle del Cauca, Republic of Colombia, on the THIRTEENTH (13TH) day of the month of FEBRUARY of 1997, before me MARIA SOL SINISTERRA ALVAREZ, Notary FOURTEEN of the Cali association, there appeared Mr. GUILLERMO O. LOPEZ ESQUIVEL, of legal age and resident of Cali, identified with citizenship document number 16,614,481 issued in Cali and military record number E178078 of military zone number 16, marital status married, with marital partnership in effect, legally competent to enter into contract and bind himself, and stated:

FIRST: That in this instrument he is acting in his capacity of President and legal representative of the company TRANSTEL S.A., constituted by means of officially recorded proceeding number 3,097, executed on August 23, 1993, at notarial office Fourteen of the Cali Association, circumstances which he proves with the certificate of existence and representation, issued by the Chamber of Commerce of Cali, a document which he attaches to this text in order that it may form a part thereof and of the copies of same which may be issued.

SECOND: That at the extraordinary session of the meeting of shareholders of TRANSTEL S.A. which took place on the eighth day of July of one thousand nine hundred ninety-six, that statutory body approved, with the required quorum, the general revision of the current bylaws of the company.

THIRD: That duly empowered by the Extraordinary Meeting of Shareholders of the company which he represents and considering what was stipulated in the preceding affirmation, he is appearing in order to place on official record minutes number 09, corresponding to the aforementioned date, containing the cited bylaw material, the text of which is as follows:

                                 TRANSTEL S.A.
                                 MINUTES NO. 09

MINUTES OF THE EXTRAORDINARY SESSION OF THE MEETING OF SHAREHOLDERS OF TRANSTEL, S.A., HELD ON THE EIGHTH (8TH) DAY OF JULY OF ONE THOUSAND NINE HUNDRED NINETY-SIX (1996).

In the municipality of Jamundi, on the eighth (8th) day of the month of July of one thousand nine hundred ninety-six (1996), at ten o'clock in the morning (10:00 a.m.), the extraordinary session of the general meeting of shareholders of TRANSTEL S.A. was held at the offices of the company, located at Avenue 10 No. 9-68, pursuant to a notice of meeting issued by Doctor GUILLERMO O. LOPEZ ESQUIVEL, in his position of President of the company and representative of same, through the following communication addressed to the shareholders:

"Jamundi, June 18, 1996
Dear Shareholder:

Acting in my capacity of President and legal representative of the company TRANSTEL S.A., I respectfully call you to the extraordinary session of the general meeting of shareholders of the company, which shall take place on Monday, the eighth (8th) day of July of 1996 at 10:00 a.m. at the office of the President of the company, located at Avenue 10 No. 9-68.

At the meeting, the following shall be submitted for consideration by the shareholders or representatives thereof:

                                  A G E N D A:

1.   Verification of the quorum.
2.   Election of Chairman and Secretary of the meeting.
3.   Consideration and approval of the agenda.
4.   General revision of the bylaws of the company.
5.   Reading and approval of the minutes of the meeting.

In the event that your attendance is not possible, we very respectfully request that you inform us in writing, sufficiently in advance, of the name of the individual appointed to represent you at the extraordinary session of the meeting.

Cordially,
(SIGNED) GUILLERMO O. LOPEZ ESQUIVEL
President"

As is stated, the following shareholders of the company met at the aforementioned city, offices, date and time:

                                                                       ZK 005130

SHAREHOLDER:           SHARES:        VALUE:            %
GONZALO CAICEDO
TORO, acting in
his own name and
behalf.                1,200,000,000  1,200,000,000.00  30

GONZALO CAICEDO
TORO & CIA. S.C.S.,
represented by Mr.
Gonzalo Caicedo
Toro, in his
capacity of
managing partner
and legal
representative.        1,600,000,000  1,600,000,000.00  40

MARIA EUGENIA
LLANO DE CAICEDO,
acting in her own
name and behalf.    1,199,999,995   1,199,999,995    [number
                                                     partially
                                                     obscured
                                                     by stamp]

VALENTINA CAICEDO,
represented by his
parents Gonzalo
Caicedo and

                                                                       ZK 005129

[First five lines of document heading from first page photocopied onto this page]
---------------------------------------------------------------------------------
Maria Eugenia
Llano in exercise
of paternal
authority.                                 4                  4.00      0.000000001
FRANCIA ELENA
VELASCO, acting
in her own name
and behalf.                                1                  1.00      0.000000025
TOTAL SHARES                   4,000,000,000      4,000,000,000.00              100%
                               =============      ================      ===========

After the representation documents described above were accredited before the company and the quorum for deliberating and resolving thus having been made up, the session was declared open.

1.  VERIFICATION OF THE QUORUM.

As was noted previously, the Secretary reported that one hundred per cent (100%) of the shares which make up the subscribed and paid capital of the company were represented, there accordingly being a valid quorum for deliberation and resolution.

2.  ELECTION OF CHAIRMAN AND SECRETARY.

As there was a quorum to deliberate and resolve inasmuch as the previously determined shares were represented, the extraordinary meeting of shareholders was set up and proceeded unanimously to appoint the Chairman of same, a duty which devolved upon Mr. GUILLERMO O. LOPEZ E.

Then Doctor VICTORIA EUGENIA MEZA Q. was named unanimously as Secretary of the meeting.

3.  CONSIDERATION AND APPROVAL OF THE AGENDA.

Those in attendance unanimously approved the indicated agenda.

4.  GENERAL REVISION OF BYLAWS OF THE COMPANY.

The Chairman, taking the floor, expressed the need and importance which making a general revision of the bylaws of the company represents for the firm, with the goal of continuing to fulfill its corporate purpose effectively.

                                                                       ZK 005131

Following an extensive analysis, the extraordinary general meeting of shareholders declared itself sufficiently enlightened on the subject and by fully unanimous vote passed the following

                                  RESOLUTION:

The extraordinary general meeting of shareholders of TRANSTEL S.A., at its session of today,

                                    WHEREAS:

FIRST: For the effective development of its corporate purpose, the company has moved its domicile to the city of Cali,

SECOND: The company also needs to strengthen its financial structure by means of increase in capital,

THIRD: For the efficient fulfillment of the corporate purpose of the firm, it becomes necessary to restructure the statutory bodies responsible for its management, to define their competence and functions,

FOURTH: The general revision of the corporate bylaws is the appropriate method for achieving this objective,


                                   RESOLVES:

FIRST: To effect a general revision of the current corporate bylaws, which as of this date are as follows:

BYLAWS.- CHAPTER I.- NATURE - NAME - DOMICILE - DURATION:

ARTICLE ONE: NATURE.- The company is of a commercial nature, of Colombian nationality, of the limited-liability type; its organization and operation are governed by the following bylaws and lacking explicit stipulation, by the provisions of the Commercial Code of Colombia.

ARTICLE TWO: COMPANY NAME.- The company is named TRANSTEL S.A. and has as principal domicile the city of Cali, administrative district of Valle del Cauca, Republic of Colombia, but following a resolution by the Board of Directors, it may establish offices, agencies and branches in other cities or locations in the country or abroad.

ARTICLE THREE: DURATION.- The company shall have a duration of thirty (30) years, calculated from the execution of this instrument; nonetheless, this term may be extended prior to its expiration, by means of a resolution of the general meeting of shareholders.

CHAPTER II. ARTICLE FOUR: PURPOSE.- The company has as a corporate purpose the performance of any commercial function relating to investment in companies which in turn develop the activity of operation of permanent telephone service in territorial entities and also the provision of services or activities in subscription television; open television; voice, data and image telecommunications or a combination; basic, value-added or telematic services; telemarketing services; dome services; video newsreels; video games; office automation; security; monitoring; metering; remote controls; radiocommunications; private and public networks; cellular telephony; motion pictures; radio broadcasting and advertising media; including the provision, installation, production, manufacture, distribution or rental of any type of services, stations, channels, networks, equipment and systems for television, telecommunication, information processing and public or private communications, in particular but not exclusively the operation and production of services and sale of programs for any of the media, whether they are recorded, filmed or live, have been produced directly or purchased or merely performed, as well as telepoint equipment and services; paging; beepers; trunking; security; electronic alarms; electric monitoring; sound broadcasting; electronic voice, data, fax and image mail and international voice, data, text and image networks. The company likewise may undertake all related activities connected with and complementary to said principal purpose. In the development of its corporate purpose, the firm may conduct the following activities: A) Investment in personal or real property, urban and/or rural, and the purchase of one and the other for the purpose of operating them in accordance with the nature and intended use of same, as well as the management, leasing, encumbrance and/or transfer of that personal or real property; concluding contracts for usufruct or antichresis; using the financial mechanisms of trusteeship and leasing when they are applicable; B) Purchase,

                                                                       ZK 005132


sale, distribution, import and/or export, acquisition, obtaining and utilization in any context of any type of goods and services relating to the corporate purpose; C) Investment of capital funds in bonds; time deposits; accounts at financial institutions; listed securities; shares or interests, stock in public or private, domestic or foreign companies, whether through the formation of other firms or the purchase of said stock or shares or interests and the negotiation of any type of rights, provided that in such occurrences the company does not become involved in middleman financial activity; D) Representation and negotiation for domestic and/or foreign firms, provided such occurrences are related to the corporate purpose; E) Entering into all types of actions or contracts conducive to the fulfillment or appropriate culmination of the corporate purpose of the company, for which it may carry out, among other things, projects under the system most efficient, practical and appropriate for the current financial and economic situation of the country, being able to opt for the implementation of programs under the following forms: construction, operation and conveyance (BOT); construction, operation, temporary ownership and conveyance (BOOT); construction, operation, maintenance and conveyance (BOOM); assignment, target cost, turnkey or others which totally or partially involve third parties; F) Reciprocally giving or accepting cash or kind without becoming involved in middleman financial activity; G) Applying for patents, registrations of trademarks or names, and entering into contracts relating to industrial property; H) Entering into a checking-account contract; I) Drawing, endorsing, collecting, protesting, paying all types of instruments; J) Appearing at public or private biddings and tendering the corresponding bids; K) Carrying out actions and entering into contracts of a civil, labor, fiscal and administrative nature, conducive to the development of the corporate purpose; L) Providing to third parties with personnel, with its own or others' equipment, specialized technology and services relating to any of the corporate businesses.

FIRST PARAGRAPH: The exercise of the corporate purpose of the company and the conduct of all the related, connected or complementary or accessory actions essential for developing it, shall be governed by the rules of private law, barring the exceptions which the law may provide.

SECOND PARAGRAPH: The company may grant personal or real securities to secure obligations contracted by individuals or legal entities, following explicit approval passed by the Board of Directors to this effect.

CHAPTER III.  ARTICLE FIVE: CAPITAL, SHARES, SHAREHOLDERS.-

The authorized capital of the company is FOURTEEN BILLION PESOS ($14,000,000,000.00) LEGAL TENDER, represented in FOURTEEN BILLION (14,000,000,000) registered shares, with a value of ONE PESO ($1.00) LEGAL TENDER each. The subscribed capital is FOUR BILLION PESOS ($4,000,000,000.00) LEGAL TENDER, divided into FOUR BILLION (4,000,000,000) registered SHARES with a value of ONE PESO ($1.00) each. The paid-in capital of the company is FOUR BILLION PESOS ($4,000,000,000.00), represented in FOUR BILLION (4,000,000,000) registered SHARES with a face value of ONE PESO ($1.00) each, which has been paid for by the shareholders constituting the company.

ARTICLE SIX: VARIATION IN CAPITAL.- The general meeting of shareholders may increase or decrease the capital of the company, but if it is a question of decreasing, it is to be subject to the requirements set forth by Article 145 of the Commercial Code.

ARTICLE SEVEN: ISSUE OF SHARES.- The shares shall be placed in accordance with the subscription regulations drawn up by the Board of Directors and authorized by the Corporate Superintendent's Office, in the case of control by that entity. In any event, shares may be issued with a preferred dividend and without a voting right, under the terms of the law.

ARTICLE EIGHT: SECURITIES.- All the shares shall be registered and the security or provisional certificate which proves his capacity of shareholder shall be issued to each of the subscribers. In each subscription of shares, the securities shall be issued within thirty

                                                                       ZK 005143


(30) days following the subscription of the respective contract.

ARTICLE NINE: CONTENT OF THE SECURITIES.- The securities shall be issued with the characteristics which are set forth below: 1) They shall be issued on safety paper numbered consecutively and shall bear the facsimile signature of the President and the Secretary of the company. 2) The authorized capital, the name and principal domicile of the company, the number, the date and the notarial office for the articles of association and the number of the resolution of the Corporate Superintendent's Office which authorized operation, if such is the case. 3) The number of shares represented in each security and the face value, the class and series letter of same. 4) The full name of the holder.

ARTICLE TEN: PROVISIONAL CERTIFICATES.- As long as the value of the subscribed shares has not been paid in full, a provisional certificate shall be delivered to the subscribers. The assignment of these certificates shall be subject to the same conditions required for that of the definitive securities, and assignor as well as assignee shall be jointly liable for the unpaid contribution. Once said amount has been covered, the provisional certificate shall be replaced by the corresponding definitive security.

ARTICLE ELEVEN: TRANSFER AND SUBSCRIPTION.- Neither the company nor the shareholders shall have priority in the transfer of shares or in the issue and subscription of same which might be approved by the Board of Directors of the company. Transfers shall be subject only to the provisions in Article ten of these bylaws.

ARTICLE TWELVE: EFFECT OF THE OWNERSHIP OF SHARES.- The ownership of any number of shares entails for their owner the acceptance of the bylaws of the company, regardless of the source of his security.

ARTICLE THIRTEEN: RULES FOR THE TRADING OF SHARES.- So that the trading of shares may become effective with respect to the company and to outsiders, their entry in the Shareholders' Registry Book shall be required through a written order from the assignor or through an endorsement made on the security; the new entry and the forwarding of the security to the assignee shall be effected after that of the assignor has been canceled. In order to trade shares encumbered with a pledge, the authorization of the creditor shall be required.

ARTICLE FOURTEEN: RIGHTS OF THE SHAREHOLDERS.- Without prejudice to the others which the law, the regulations and the bylaws grant thereto, the shareholders shall have the following rights:

1) That of participating in the deliberations of the meeting and voting therein; 2) That of receiving a portion of the corporate profits which the balance sheets show at the end of the fiscal year, in proportion to the value of their shares; 3) That of trading their shares under the terms of these bylaws;
4) That of freely examining, within the fifteen (15) working days prior to the ordinary sessions of the meeting, the books and other documents to which Articles 446 and 447 of the Commercial Code refer; 5) That of receiving, in proportion to the value of their shares, a portion of the corporate assets at the time of liquidation, after the outside liabilities of the company have been paid.

CHAPTER IV. MANAGERIAL BODIES OF THE COMPANY.

ARTICLE FIFTEEN: ADMINISTRATION OF THE COMPANY.- The company shall be managed by the general meeting of shareholders, the Board of Directors, the President and the alternates for the President, in accordance with the responsibilities and functions which are indicated in these bylaws. In addition, the company shall have an auditor who shall serve as a permanent control body.

ARTICLE SIXTEEN: GENERAL MEETING OF SHAREHOLDERS. COMPOSITION AND FUNCTIONS.- The shareholders convened within the conditions indicated in these bylaws constitute the meeting. In addition to those which are not allocated in the bylaws to other bodies of the company, the functions of the meeting shall be the following: 1) To set up the measures conducive to ensuring the fulfillment of the corporate purpose of the company. 2) To consider the reports and projects submitted to it by the Board of Directors, the President, the alternates for the President, the auditor and the committees which the same meeting may appoint.
3) To consider and to approve or disapprove the balance sheets and accounts for the end of the fiscal year and to close or annotate the accounts which are to

                                                                       ZK 005146


be submitted therewith. 4) To order the setting up of the reserves which, in addition to the legal ones, it may deem advisable, and possibly to discontinue them. 5) To determine and to decide, in accordance with the law, the distribution of the profits which are set forth on the balance sheet, once the sums which are to be posted to the legal reserve or those which the same meeting sets up are deducted; to determine the amount of the profit to be distributed, the period and the manner of payment of the dividends. 6) To agree on the manner of write-off of losses, if there are any. 7) To examine the condition of the company and to consider the memorandum or annual report presented thereto, separately or jointly, by the Board of Directors, the President and his alternates, concerning the progress of same. 8) To consider the auditor's report. 9) To approve the appraisal of the assets which are to be received in payment of subscription of shares. 10) To authorize any issue of shares. 11) To decide on the increase or decrease of company capital in accordance with these bylaws and the law. 12) To order the relevant legal actions to be brought against the administrators and other executive officers or the auditor, without prejudice to the duties which the laws impose on the other bodies of the company concerning the matter. 13) To appoint committees assigned to carry out some of the special functions of the meeting which, because of their nature, might be able to be delegated. 14) To decide on the structure of the fiscal auditor's office and to approve the annual budget therefor. 15) To freely elect and remove the members of the Board of Directors, principals and alternates, the auditor or his alternates or, in place of this auditor, to designate an accounting group or firm to perform the audit in accordance with the legal provisions. In the election of the Board of Directors, the meeting is to see to it that representation directly proportional to the shareholding exists thereon.
16) To set the remunerations for the Board of Directors and the auditor and to agree on that for the agents on whom it confers assignments which by their characteristics entail fees. 17) To Revise the bylaws of the company. 18) To decide on the dissolution or extension of the company and to authorize its transformation or merger with another company or companies. 19) The others which may correspond thereto in accordance with the laws.

ARTICLE SEVENTEEN: ORDINARY SESSIONS.- The ordinary sessions of the meeting shall be held each year within the first three (3) months of the year. If the meeting is not convened, it shall be held in its own right on the first business day of the month of April at ten (10:00) o'clock in the morning, on the premises where the administration operates, in the location of the principal domicile of the company.

ARTICLE EIGHTEEN: EXTRAORDINARY SESSIONS.- Extraordinary sessions shall be held when the Board of Directors, the President, the alternates for the President, the auditor may deem it advisable, or when a plurality of shareholders who represent no less than twenty-five percent (25%) of the subscribed shares so requests. Also, the Superintendent's Office may issue the notice of meeting when the request is presented by a plurality of shareholders who represent one fifth of the subscribed capital (paragraph 3, Article 423 of the Commercial
Code).

ARTICLE NINETEEN: NOTICE OF MEETING.- Any notice of meeting of shareholders shall be effected by written communication which shall be sent to the most recent address of the shareholder which appears on record with the administration. The agenda shall be inserted in the text of the notice of meeting. The notice of meeting for the ordinary session of the meeting of shareholders shall be effected at least fifteen (15) working days in advance of the date on which the session is to be held, excluding the days of the notice of meeting and the session. For extraordinary sessions, an advance notice of eight
(8) calendar days shall be sufficient.

ARTICLE TWENTY: LOCATION OF THE MEETING.- The Meeting shall be held at the location of the principal domicile of the company, on the day, at the time and in the place indicated in the text of the notice of meeting, It likewise may be held, without prior invitation and at any location, when all of the subscribed shares are represented. The extraordinary meeting may not pass resolutions on topics not included on the agenda inserted in the notice of meeting, but once the latter is exhausted and by decision of no

                                                                       ZK 005147


less than seventy percent (70%) of the shares represented, other topics may be considered. In any event and at any time, administrators and other executives whose appointment devolves thereon may be removed.

ARTICLE TWENTY-ONE: VOTES.- For resolutions of the meeting, one vote shall correspond to each share, without any restriction. Accordingly, the provision contained in the first (1st) paragraph of Article 428 of the Commercial Code shall not be applicable.

ARTICLE TWENTY-TWO: QUORUM FOR DELIBERATING.- The meeting shall deliberate at its ordinary or extraordinary sessions with the attendance of a plurality of the individuals who hold or represent at least fifty-one percent (51%) of the subscribed shares.

ARTICLE TWENTY-THREE: QUORUM FOR RESOLVING.- For validity of the resolutions of the meeting, the favorable vote of at least fifty-one percent (51%) of the subscribed shares shall be required, except in cases in which a different majority may be required in the law or in these bylaws. When the meeting is convened in an ordinary or extraordinary session, if the quorum to which this Article refers is not attained, a new notice of meeting shall be effected. At the meeting deriving from this last notice of meeting, deliberations and resolutions shall be effected with a plurality of individuals who hold any number of shares, except in the cases in which a special deciding quorum may be required. The new meeting may not be held before the following ten (10) business days, or after the subsequent thirty (30) business days, calculated starting from the date set for the meeting in the first notice of meeting.

ARTICLE TWENTY-FOUR: SUSPENSION AND CONCLUSION OF DELIBERATIONS.- The deliberations of the meeting may be suspended as many times as necessary, to be resumed later, within a period which is not to exceed three (3) days by a resolution adopted by a plurality of those in attendance which corresponds to at least fifty-one percent (51%) of the shares represented at the meeting. This rule notwithstanding, the individual who is presiding over the session may order the recesses customary at this type of meeting.

ARTICLE TWENTY-FIVE: EXTENSION OF DELIBERATIONS.- The deliberations may not be extended for more than three (3) days, if the entirety of the subscribed shares is not represented.

ARTICLE TWENTY-SIX: ELECTIONS.- Whenever it is a question of electing two or more individuals to make up the same Board, committee or managerial body, the electoral quotient system shall be applied. This shall be determined by dividing the total number of valid votes cast by that of the individuals who are to be elected. The counting of votes shall begin with the slate which has obtained the greatest number of votes and so on in descending order. From each slate there shall be declared as elected as many names as times the quotient goes into the number of votes cast for same. If posts remain to be filled, these shall correspond to the highest remainders, counting them also in descending order. In the case of a tie in the remainders, a drawing shall decide. Blank ballots are counted in order to determine the electoral quotient. The individuals who are elected may not be replaced in partial elections without undertaking a new election, in which the electoral quotient system is to be employed, unless the vacancies are filled unanimously.

ARTICLE TWENTY-SEVEN: MINUTES.- An official transcript of what occurred at the session shall be set down in the book of minutes of the meeting, placed on record and paginated at the Chamber of Commerce of the corporate domicile. The minutes of any session shall begin with the serial number which corresponds thereto and shall state at least the place, the date and the time of the meeting, the form and advance time of the notice of meeting, the list of those in attendance with the indication of the number of shares owned or represented and the total shares, the subjects taken up, the resolutions adopted and the number of votes in favor, against and blank, the records made by those in attendance, and the date and time of closing. The meeting may approve or protest the minutes at the same meeting to which the latter correspond or delegate such power to a plural committee which shall submit a written report. The minutes are to be signed by the Chairman of the meeting and by the Secretary. Copies of the minutes approved by the Secretary and by a representative of the company, shall be sufficient proof of the events which are set forth therein, as long as the falsity of the respective copy or minutes

                                                                       ZK 005148


is not demonstrated.

ARTICLE TWENTY-EIGHT: BOARD OF DIRECTORS.- The company shall have a Board of Directors composed of three (3) principal directors, each one of whom shall have an alternate individual who shall replace him in his temporary or extended absences.

ARTICLE TWENTY-NINE: ELECTION.- The principal and alternate members of the Board of Directors shall be elected and removed freely by the general meeting of shareholders.

ARTICLE THIRTY: TERM.- The term of service of the Board of Directors shall be one (1) year, which shall begin as of the 1st of April of each year and shall end on March 31st of the following year.

PARAGRAPH: The members of the Board of Directors shall remain in their posts as long as they are not removed.

ARTICLE THIRTY-ONE: FUNCTIONS OF THE BOARD OF DIRECTORS.- In addition to the special functions which the meeting entrusts thereto, the Board of Directors shall have the following: 1) To set the course and general guidelines for the management of the company in accordance with the directives established by the general meeting of shareholders. 2) To comply with the bylaws and to ensure compliance with them, and in general to make decisions in order that the company may fulfill its purposes. 3) To request information concerning his work from any executive of the company and to advise the President and his alternates, on the matters on which it is asked for an opinion or when it may consider it advisable to do so. 4) To hear the President, the alternates for the Vice-President and the auditor as many times as it may deem necessary. 5) To authorize the establishment of offices, agencies and branches outside the principal domicile of the company. 6) To propose the revisions to the bylaws which it may consider advisable. 7) To hear and to decide on resignations tendered by the executives whose appointment is the responsibility thereof. 8) To authorize the participation of the company in other companies. 9) To regulate the placement of company shares. 10) To freely appoint and remove the President and his alternates; to inform them of their remuneration and to decide on their resignations, vacations and leaves of absence. 11) To authorize extraordinary investments in cases of emergency in order to ensure the normal development of the company. 12) To examine at any time the accounting books, the correspondence and in general the documents of the company as well as the statement of holdings and to examine and to approve or disapprove the general budget and the accounts of the company submitted by the President and his alternates. 13) To convene the general meeting for extraordinary sessions without prejudice to the statutory powers of other bodies or executives. 14) To appoint special working committees. 15) To submit annually for the consideration of the meeting at its ordinary session and in association with the President and his alternates and following their study and approval, the balance sheet, accounts and supporting documents for the company and the plan for distribution of profits or for write-off or posting of losses.
16) To present annually to the meeting at its ordinary sessions and in association with the President and his alternates, or separately, a report concerning the economic and financial position of the company and concerning the management conducted during its term of office, accompanied by the relevant recommendations. 17) To study the reports concerning the economic and financial position of the company. 18) To present to the meeting, at its ordinary and extraordinary sessions, the other reports and recommendations which it may deem advisable. 19) To delegate to the President and his alternates one or some of its functions which, in accordance with the law, may be delegated. 20) To authorize the alternates for the President of the company to execute actions or contracts the amount of which exceeds the sum which corresponds in pesos to the amount of SEVEN HUNDRED (700) MINIMUM MONTHLY LEGAL WAGES IN FORCE.

ARTICLE THIRTY-TWO: ORDINARY SESSIONS.- The Board of Directors shall meet in ordinary sessions at least once a month, on the dates which the Board itself shall indicate in accordance with the requirements of the firm.

ARTICLE THIRTY-THREE: EXTRAORDINARY SESSIONS.- Extraordinary sessions of the Board may be convened by the President, the alternates for the President, the auditor or by at least two (2) members of the Board who are acting as principals, to take up urgent

                                                                       ZK 005149

matters.

ARTICLE THIRTY-FOUR: NOTICE OF MEETING.- The notice of meeting for the Board shall be effected by letter no less than three (3) calendar days in advance, including that of the notice of meeting. The agenda shall be included in the aforesaid notice of meeting. Nonetheless, the Board may convene without a notice of meeting when all those who comprise it are in attendance. The agenda shall be included in the notice of meeting.

ARTICLE THIRTY-FIVE: PLACE OF THE MEETING.- The Board of Directors shall meet on the date, at the time and in the place stated in the notice of meeting or as determined by all those who comprise it.

ARTICLE THIRTY-SIX: VOTES.- Each one of the members shall have one vote.
ARTICLE THIRTY-SEVEN: QUORUM.- The Board of Directors shall deliberate and shall pass resolutions with the presence and the favorable vote of the majority of its members.

ARTICLE THIRTY-EIGHT: MINUTES.- An official transcript of what occurred at the meetings shall be set down in the book of minutes of the Board of Directors, placed on record and paginated at the Chamber of Commerce. The minutes of any session shall begin with the serial number which corresponds thereto and shall state at least the place, the date and the time of the meeting, the form and advance time of the notice of meeting, the list of those in attendance, the matters taken up, the resolutions adopted and the number of votes cast in favor, against and blank, the records made by the participants and the date and time of closing. The Board may approve or protest the minutes at the same meeting to which the latter correspond or at the following meeting, or delegate this power to a plural committee which shall provide a written report. All the minutes are to be signed by the Chairman and the Secretary and in their absence by whomever is taking their place.

ARTICLE THIRTY-NINE: CONCERNING THE PRESIDENT.- The company shall have a President and two alternates, who shall replace him in his temporary or extended absences.

ARTICLE FORTY: FUNCTIONS OF THE PRESIDENT.- The President of the Company shall be elected by the general meeting of shareholders for periods of one year and such designation may fall to an individual who is or is not a shareholder of the company. The President shall remain in his post as long as he is not removed. Functions of the President are:

1. To preside over the sessions of the meeting of shareholders, whether ordinary or extraordinary.

2. To convene sessions of the meeting of shareholders and of the Board of Directors for the purpose of discussing matters relating to the progress of the company.

3. To be answerable to the meeting of shareholders or to the Board of Directors for the instructions which he conveys and for the resolutions which it adopts during its term of office.

4. To handle the legal representation of the company.

5. To execute any type of action or contract for the development of the corporate purpose of the company, without limit of amount.

6. To determine the administrative organization chart of the company and its revisions and also to effect the corresponding appointments or dismissals.

7. To authorize his alternates, without regard to amount, to invest the available funds which are not required for the immediate operations of the company and to execute actions or contracts without limit of amount.

ARTICLE FORTY-ONE: SECRETARY GENERAL.- The company shall have a Secretary General, who likewise shall be that of the meeting and the Board of Directors. ARTICLE FORTY-TWO: ELECTION.- The Secretary General shall be elected and removed freely by the Board of Directors and shall act under the direction of the President.

ARTICLE FORTY-THREE: FUNCTIONS.- In addition to those which the meeting, the President, the alternates for the President and the Board of Directors occasionally may assign thereto, the Secretary General shall have the following functions: 1) To prepare for the sessions of the general meeting and the Board of Directors. 2) To draw up, in

                                                                       ZK 005150


agreement with the alternates for the President, the terms and agendas for the sessions and in general to take the measures necessary for the proper functioning thereof. 3) To draw up and read the minutes of the meeting and the Board of Directors; to sign them after they are approved by the respective statutory body and have been signed by the Chairman and to maintain the book where these are entered. 4) To receive, handle and retain the proposals and records which are presented to the meeting, the President, the alternates or the Board of Directors, setting down an official transcript of what has been decided with respect thereto. 5) To provide the reports which the general meeting, the President, the alternates for the President or the Board of Directors might request thereof with respect to the matters specific to the Office of the Secretary. 6) To communicate to the interested party the decisions of the general meeting, the President, the alternates for the President or the Board of Directors. 7) To sign the share certificates jointly with the President or his alternates. 8) To see to it that the shareholders' registry book is maintained in due form and to keep it under its care. 9) To see to it that the receipt, recording, opening, distribution, answering, sending and filing of the correspondence of the general meeting, the President, his alternates and the Board of Directors is handled in proper manner. 10) To provide for the organization and safekeeping of the document files under its care. 11) To issue certified copies of the documents the originals of which remain in the company and concerning which confidentiality need not be maintained. 12) To certify concerning all the acts and circumstances which relate to the life and development of the company. 13) To make the necessary arrangements for the organization and maintenance of the general file. 14) To record new shareholders in the case of transfer of shares, following written order from the assignor and after the procedure provided for in these bylaws has been carried out. 15) To assist the President and his alternates in the performance of their functions. 16) The others which the general meeting, the Board of Directors, the President and his alternates may assign thereto.

CHAPTER V. ARTICLE FORTY-FOUR. CONCERNING THE AUDITOR: AUDITOR.- The company shall have an auditor and an alternate for same, who shall replace him in his temporary or extended absences.

ARTICLE FORTY-FIVE: ELECTION OF THE AUDITOR.- The auditor and his alternate shall be elected and removed freely by the general meeting of shareholders.

ARTICLE FORTY-SIX: TERM.- The term of the auditor and his alternate shall be one
(1) year, which shall begin as of the 1st of April of each year and end on March 31st of the following year, and both may be reelected indefinitely.

PARAGRAPH: The auditor and his alternate shall remain in their posts as long as they are not removed.

ARTICLE FORTY-SEVEN: FUNCTIONS.- Aside from the powers and duties which occasionally may be assigned thereto by the meeting, functions of the auditor shall be: 1) To organize and effect the control of the accounting and financial operations of the company and the status of its assets, subject to the law and within the guidelines and instructions determined by the meeting. 2) To submit for consideration by the meeting the plans relating to the auditor's office with respect to its administrative structure with specification of its facilities, services of the latter and number of employees with their functions and remunerations. 3) To freely appoint and remove the employees of the auditor's office whose positions have been created by the general meeting. 4) To submit annually to the meeting the expense budget for the auditor's office, accompanied by the data necessary for its proper consideration. 5) To monitor and check that the accounting is maintained in accordance with the law and to examine in an ongoing manner the accounting operations and the corresponding internal and external supporting documents, in order to determine the accuracy of same with power to prescribe technical standards for their improved control and to request of the Board of Directors and all the executives, data, documents and, in general, collaboration in order that said control may be effected satisfactorily. 6) To see to it that the books, supporting documents, machines and other elements used in the accounting are maintained and safeguarded in due manner. 7) To see to it that the book of minutes of the meeting of shareholders and the Board of Directors and the shareholders' registers are maintained and kept in order and to examine them at any time it may deem advisable. 8) To make sure that the company operations

                                                                       ZK 005151


are in conformity with the bylaws and the resolutions of the meeting and the Board of Directors, with power to review the methods of receipt, recording, opening, distribution, answering, sending and filing of the correspondence and to revise them at any time. 9) To exercise ongoing control over the assets of the firm and those of others which the latter has in its possession, with power to convey instructions and to perform inspections, reviews, cash audits, inventories and in general to use the means conducive to protecting said assets and verifying their status. 10) To convene the general meeting or the Board of Directors in extraordinary sessions when the interests of the company or the need to comply with the bylaws so requires. 11) To attend the general meeting with a right to speak but without a vote. 12) To attend the Board of Directors meeting with a right to speak but without a vote, provided he is called therefor. 13) To approve the general balances at the end of the fiscal year with his signature, when he has found them to be correct. 14) To draw up an opinion on each of said balances in which there is stated at least: A) Whether he has had available the information necessary for its examination. B) Whether the recommended accounting-practice procedures have been followed in the course of the review. C) Whether in his opinion the accounting is maintained in accordance with legal standards and accounting practice and whether the operations recorded are in conformity with the bylaws and the decisions of the general meeting, the President, his alternates and the Board of Directors, respectively. D) Whether the balance sheet and the profit and loss statement accurately correspond to the books and whether, in his judgment, the first presents in a reliable manner, in accordance with generally accepted accounting standards, the financial position of the company at the close of the period reviewed, and whether the second correctly expresses the result of the operations of said period. E) The reservations, qualifications, suggestions which he may have concerning the financial statements. 15) To draw up an annual report for the ordinary session of the meeting in which there is stated at least: A) Whether the actions of the members of the Board of Directors, the President, his alternates, and the highest executives of the company were in accordance with the bylaws and the decisions and instructions of the general meeting, the President, his alternates and the Board of Directors respectively. B) Whether the books, supporting documents, machines and other accounting elements, as well as the books of minutes and shareholders' register are adequately maintained. C) Whether the correspondence is attended to and maintained adequately. D) Whether there are measures for internal control, maintenance and safekeeping of the corporate assets and those of others which may be in the possession of the firm and, if so, whether such measures are adequate. E) The manner in which the budget for the auditor's office was implemented during the fiscal year. 16) To inform officially, in a timely manner and in writing, the meeting, the Board of Directors, the President and his alternates, as the case may be, concerning irregularities which may occur in the internal functioning of the company or in its transactions with outsiders.
17) To provide to the meeting the reports which it may request, on everything relating to the progress of the company and the performance of his assignment.
18) To provide to the Board of Directors, the President and his alternates, all the reports which they may request of him and which are not incompatible with the control functions which the auditor is to exercise over one and the other.
19) To maintain strict confidentiality concerning the functions, actions, documents and in general concerning matters relating to the company of which he may have knowledge by reason of his assignment and which should be kept confidential, without prejudice to communicating them, subject to the corresponding legal or statutory procedure, to those who, pursuant to the law or the bylaws, might have a right to know them. 20) To comply with and to ensure compliance with the laws, the bylaws and the resolutions of the meeting. 21) To perform the audit in such manner that it does not interfere with the functions of the other corporate bodies or hinder or paralyze the progress of the company.

ARTICLE FORTY-EIGHT: AUDIT BY A LEGAL ENTITY.- The audit may be performed by an accounting firm under the terms of the second (2nd) section of Article two hundred fifteen (215) of the Commercial Code. The accounting firm with which services are contracted first is to prove its capacity as a legal entity and its legal representation. The

                                                                       ZK 005152


corresponding contract shall require the prior approval of the general meeting and its provisions are to allow for compliance with the rights and obligations which the law and these bylaws assign to the auditor.

CHAPTER VI. BALANCE SHEET, PROFIT AND LOSS STATEMENT.  ARTICLE FORTY-NINE:
BALANCE SHEET.- A balance sheet shall be drawn up at the close of the company's fiscal year, which shall run from the first (1st) of January to the thirty-first
(31st) of December of each year. The accounting shall be maintained in accordance with standards accepted by the law by means of procedures which allow for the recording of operations in a complete and reliable manner and knowledge and proof of the general conditions of the firm's business.

ARTICLE FIFTY: ATTACHMENTS TO THE BALANCE SHEET.- The year-end balance sheet which the Board of Directors and the President and his alternates are to present to the general meeting shall be accompanied by the following documents: 1) The complete detail of the profit and loss account, with stipulation of the appropriations made by way of depreciation of fixed assets and amortization of intangibles. 2) A plan for distribution of divisible profits, after deduction of the sum calculated for the payment of income and additional taxes for the corresponding fiscal year. 3) The report which the Board of Directors, the President and his alternates are to present to the general meeting of shareholders concerning the economic and financial position of the company furthermore shall contain: A) The detail of expenditures by way of salaries, fees, travel allowances, representation costs, transportation expenses, and any other type of remunerations which each of the managing executives of the company might have collected. B) The listing of expenses for the same items indicated in the preceding clause, incurred in favor of consultants or agents, relating to procedures conducted outside the company. C) The detail of transfers of assets free of charge or in comparable manner. D) The detail of expenses for advertising, public relations, one distinguished from the other. E) The list of assets of the company abroad and its obligations in foreign currency. F) The detail of the company's investments in other companies, with stipulation of domestic and foreign companies and their respective domiciles. 4) A written report from the President concerning his management, which is to include the measures the adoption of which he recommends to the meeting. 5) The auditor's report.

ARTICLE FIFTY-ONE: PROFIT AND LOSS STATEMENT.- The corresponding profit and loss statement shall be drawn up at the close of each fiscal year. In order to determine the results of the operations, it shall be necessary first to appropriate, in accordance with the law and accounting practices, the items required to provide for depreciation, devaluation and guarantee of net worth or the funds intended for legal, statutory or voluntary reserves. Inventories shall be evaluated in accordance with the methods permitted by the tax rules.

CHAPTER VII. RESERVES. ARTICLE FIFTY-TWO: RESERVES.- The Company shall set up a legal reserve which shall amount to at least fifty percent (50%) of the subscribed capital, constituted with ten percent (10%) of the net earnings for each fiscal year. Whenever this reserve falls below the legal limit, ten percent (10%) of the aforesaid earnings shall be reappropriated until again attaining this limit. In addition to the reserves ordered by the law, the meeting may set up incidental ones which it may deem advisable, provided that they have a specific intended use and are approved and substantiated according to the law.

CHAPTER VIII. MISCELLANEOUS. ARTICLE FIFTY-THREE: EARNINGS.-Subject to the rules set forth in the law relating to earnings, those approved by the meeting which are substantiated by reliable balance sheets shall be distributed among the shareholders, after the legal and incidental reserves and the appropriations for payment of taxes have been set up. If the sum of the legal and incidental reserves exceeds one hundred percent (100%) of the subscribed capital, the mandatory percentage of net earnings which the company is to distribute according to the law shall amount to seventy percent (70%). Barring determination to the contrary, approved with votes which represent at least seventy percent (70%) of the shares represented at the meeting, the

                                                                       ZK 005153


company is to distribute by way of dividend among its shareholders, in proportion to the paid part of the face value of the shares for each year, no less than fifty percent (50%) of the net earnings for each fiscal year or of the remainder of same if it had to wipe out losses for prior fiscal years.

ARTICLE FIFTY-FIVE: PAYMENT OF DIVIDENDS.- The payment of dividends shall be made in cash at such times as the meeting may approve and to those who have the capacity of shareholders at the time each payment becomes due. Nonetheless, dividends may be paid in the form of shares of the same company which were issued, if the meeting so decides by means of the vote of at least eighty percent (80%) of the shares represented at the meeting. Lacking this majority, such shares may be delivered to the shareholders by way of dividend only if the meeting so orders.

ARTICLE FIFTY-SIX: LOSSES.- The losses, if any, shall be wiped out with the reserves intended for that purpose and in their absence, with the legal reserve. Reserves the purpose of which might be to absorb specific losses may not be used to cover other different ones, except if the meeting so decides. Should the legal reserve be insufficient to wipe out the decrease in the capital, there shall be applied for this purpose the corporate profits for the following fiscal years, until said decrease is wiped out, before these may have any other use. The meeting may take and order measures conducive to the restoration of fifty percent (50%) of the subscribed capital which may have been lost, such as the sale of appraised corporate assets, reduction of the subscribed capital effected in accordance with the law or the issue of new shares. Any of these measures is to be taken within six (6) months following the determination of the loss. Otherwise the dissolution of the company shall be undertaken.

ARTICLE FIFTY-SEVEN: CORPORATION DISSOLUTION.- The company shall be dissolved:
1) Because of the impossibility of developing the corporate purpose. 2) Because of reduction in the number of shareholders to fewer than five (5). 3) Because of declaration of bankruptcy. 4) Because of resolution of the general meeting, adopted with the vote of shareholders who represent at least seventy percent (70%) of the subscribed capital. 6) [sic] Because of decision of a competent authority. 7) When losses occur which reduce the net worth below fifty percent (50%) of the subscribed capital. 8) When ninety-five percent (95%) or more of the subscribed shares come to belong to a sole shareholder. 9) Because of the other grounds stipulated in the law. 10) Because of expiration of the term provided for its duration.

ARTICLE FIFTY-EIGHT: CORPORATE LIQUIDATION.- When the company is dissolved, its liquidation shall be started immediately. No new operations may be undertaken which involve the exercise of its purpose, and its legal capacity shall be limited to the actions necessary to conclude the liquidation condition. Barring explicit legal exception, any action unrelated to this purpose which may be undertaken shall make the liquidator or liquidators and the auditor who have not raised any objection liable in joint and unlimited manner. The words "in liquidation" shall be added to the corporate name, and if this requirement is not fulfilled, the liquidator or liquidators and the auditor who have not raised any objection shall be answerable in joint and unlimited manner for the damages which may occur. Aside from the provisions in these bylaws concerning liquidation, the latter shall be governed by Chapter X of Title I of the second volume of the Commercial Code.

ARTICLE FIFTY-NINE: ARBITRATION.- If with respect to the company, whether during its existence, at the time of liquidation or subsequent thereto, some dispute should arise among the partners or between the latter and the company or the liquidator, which cannot be resolved directly by the interested parties, the dispute shall be submitted to the ruling of a court of arbitration made up of three arbitrators, who lawfully shall decide. The arbitrators shall be appointed by the Chamber of Commerce of the corporate domicile, upon written request of either of the interested parties, in which the matter or matters which are to be the subject of decision are to be indicated. The court shall be constituted, shall function and shall decide according to the laws in force.

ARTICLE SIXTY: PROHIBITIONS.- Without prejudice to those set forth in the laws or in

                                                                       ZK 005137


other Articles of these bylaws, the prohibitions shall be of two types, namely:
1) For the company: That it shall not: A) Stand surety for obligations of third parties without the authorization of the Board of Directors. B) Refuse to enter in the shareholders' registry book the shares traded in accordance with the appropriate practices. 2) For the auditor: That he may not: A) Be a shareholder of the company. B) Be a partner in any affiliate or subsidiary thereof. C) Be connected by marriage or family relationship, within the fourth degree of consanguinity or first civil or second by marriage with members of the Board of Directors or with the President or his alternates, the Secretary, the Treasurer, the accountant or any other executive of the company. D) Hold or conclude company contracts with the executives indicated in the immediately preceding provision. E) Be a joint holder with any of said executives.

ARTICLE SIXTY-ONE: SANCTIONS.- Without prejudice to the actions established in the law, the violation of any of the prohibitions set forth in the preceding clauses shall result in loss of position for the executives involved, which violation is to be decreed by the body which has made the appointment.

ARTICLE SIXTY-TWO: REVISIONS OF THE BYLAWS.- Resolutions for revisions of these bylaws are to be approved by the meeting in a single discussion, in ordinary or extraordinary sessions, by means of the vote corresponding to a plural number which represents at least seventy percent (70%) of the subscribed shares. The resolutions for revision are to be submitted for study by the Corporate Superintendent's Office, in the case of control by this entity and once they have been approved thereby, they shall be placed on official record by the President of the Company or his alternates.

TRANSITORY ARTICLE: APPOINTMENTS.- The following appointments are made:

                               BOARD OF DIRECTORS
A.
PRINCIPALS:                 ALTERNATES:
GONZALO CAICEDO TORO.       VICTORIA E. MEZA Q.
C.C. 14,945,396 OF CALI.    C.C. 38,863,026 OF BUGA.
GUILLERMO O. LOPEZ E.       ANIBAL E. PEREZ
C.C. 16,614,481 OF CALI.    C.C. 16,611,702 OF CALI.
JORGE ENRIQUE MARTINEZ.     JAVIER SALGADO P.
C.C. 7,506,436 OF ARMENIA.  C.C. 19,369,552 OF BOGOTA.

B. PRESIDENT:               GUILLERMO O. LOPEZ E.
                            C.C. 16,614,481 OF CALI.

C. FIRST ALTERNATE:         JORGE ENRIQUE MARTINEZ OCAMPO
                            C.C. 7,506,436 OF ARMENIA.

D. SECOND ALTERNATE:        ANIBAL EDUARDO PEREZ
                            C.C. 16,611,702 OF CALI.

[C.C. = citizenship document]

E. Appointing to perform the task of audit for the company and by virtue of the provisions in Article 203 and following of the Commercial Code, the company PRICE WATERHOUSE, with domicile in Santafe de Bogota, which entity shall assign to public accountants the task conferred thereby through a private document which is to be recorded in due time with the Chamber of Commerce of the corporate domicile.

5.   READING AND APPROVAL OF THE MINUTES.

     A recess then was declared for the drawing up of the minutes which, once the session was resumed, were read and approved unanimously, and the President and the Secretary of the meeting sign them for the record.

There being no further business, the session was closed at twelve noon (12 noon) of the same 8th day of July of 1996.

                  /s/                                     /s/
          GUILLERMO O. LOPEZ E.                   VICTORIA E. MEZA Q.
               PRESIDENT                               SECRETARY

                                                                       ZK 005133


THE FOREGOING MINUTES ARE A TRUE COPY TAKEN FROM THEIR ORIGINAL, WHICH IS ENTERED IN THE BOOK OF MINUTES OF THE MEETING OF SHAREHOLDERS OF THE COMPANY, DULY RECORDED AT THE CHAMBER OF COMMERCE OF CALI ON THE 27TH DAY OF OCTOBER OF ONE THOUSAND NINE HUNDRED NINETY-THREE (1993) UNDER NUMBER 74634.

(SIGNED) VICTORIA EUGENIA MEZA Q.
SECRETARY

THE MINUTES AND THE MEMORANDUM UP TO THIS POINT. This officially recorded proceeding was drawn up on sheets of notarial paper numbers:
ZK005129/30/31/32/005143/005146/47/48/49/50/51/52/53/005137/005133

Once the officially recorded instrument is read to the appearing party, he approves and signs it before me, the notary, to all of which I attest.
NOTARIAL FEES: $6,000,000/ASSESSMENTS: $3,000 DECREE 1681 of SEPTEMBER 16, 1996.

THE NOTARY INFORMS THE EXECUTING PARTIES OF THE REQUIREMENT OF PAYING THE DEPARTMENTAL REGISTRATION TAX WITHIN TWO MONTHS FOLLOWING ITS EXECUTION (ART. 231 LAW [obliterated by initials] of 1995).

                                          [Initials]


                                 TRANSTEL S.A.
                                      /s/
                          GUILLERMO O. LOPEZ ESQUIVEL
                       PRESIDENT AND LEGAL REPRESENTATIVE

                         [Initials and inked notarial stamps]

                         MARIA SOL SINISTERRA ALVAREZ
                         NOTARIAL OFFICE FOURTEEN OF CALI

[Each page of the original bears initials, inked notarial stamps, and the printed notation "THIS PAPER IS WITHOUT ANY COST FOR THE USER."]